GMAC Financial Services Reports Preliminary Fourth Quarter and Full-Year 2009 Financial Results
▪	Fourth quarter net loss of $5.0 billion; full-year net loss of $10.3 billion
▪	Fourth quarter net loss from continuing operations of $3.9 billion; full-year net loss from continuing operations of $8.0 billion
▪	Strategic actions expected to reduce further effects from the legacy mortgage business
▪
Strengthened support of the domestic auto industry in 2009: originated $18.2 billion of retail automotive credit in the U.S.; outstanding wholesale credit to dealers totaled $19.1 billion in the U.S.; and completed formal underwriting process for Chrysler dealers with 94 percent of applicants approved

▪	GMAC continued to meet well-capitalized requirements with Tier 1 capital ratio of 14.1 percent
▪	Ally Bank and ResMor Trust deposits increased 56 percent during 2009 to $31.1 billion

NEW YORK (Feb. 4, 2010) – GMAC Financial Services today reported a net loss of $5.0 billion for the fourth quarter of 2009, compared to net income of $7.5 billion for the fourth quarter of 2008.  For the 2009 full year, GMAC reported a net loss of $10.3 billion, compared to net income of $1.9 billion in 2008.  Results for the 2009 fourth quarter and full year were largely affected by losses related to legacy assets in the mortgage operations.  Results for the 2008 fourth quarter and full year benefited from an $11.4 billion after-tax gain from the extinguishment of debt related to GMAC's bond exchange.

Results in the quarter were adversely affected by several significant items, including:
▪	$3.3 billion of losses related to strategic mortgage actions;
▪	$573 million mortgage repurchase reserve expense;
▪	$308 million original issue discount amortization expense related to the December 2008 bond exchange;
▪	$262 million provision related to legacy Nuvell subprime assets;
▪	$122 million of mortgage servicing rights (MSR) valuation adjustments; and
▪	$118 million of losses in international automotive operations related to certain wind-down costs.

The aggregate pre-tax impact of these significant items was $4.7 billion.

“GMAC has undergone significant transformation in 2009 and as a result, is better positioned to pursue business and market opportunities going forward,” said GMAC Chief Executive Officer Michael A. Carpenter.  “Key steps during the year included: diversifying the profitable automotive finance business with the addition of Chrysler; launching the Ally Bank brand, which is a key part of our funding profile; strengthening our capital and liquidity positions; and implementing major restructuring actions to minimize risk related to the legacy mortgage business.  We are encouraged with the progress, and the recent upgrades of our credit ratings demonstrate that the steps we are taking are appropriate and making an impact.”

During the year, GMAC made the decision to sell certain businesses and has classified them as discontinued operations.  Excluding the results from these businesses, net loss from continuing operations totaled $3.9 billion in the fourth quarter of 2009, compared to net income from continuing operations of $7.7 billion in the comparable prior year period.   Net loss from continuing operations for full-year 2009 totaled $8.0 billion, compared to net income from continuing operations of $3.4 billion in the prior year.

As of Dec. 31, 2009, GMAC changed the presentation of and the business activities comprising its operating segments and implemented a funds-transfer-pricing (FTP) methodology to bring reporting in line with industry and bank holding company best practices. The net impact of the FTP methodology is included within the results of Corporate and Other.   Prior period results have also been restated.

Financial Highlights: Income/(Loss) From Continuing Operations by Segment
($ in millions)

	4Q 09	4Q 08	Change	2009	2008	Change
North American Automotive Finance	$369	$(405)	$774	$1,752	$(207)	$1,959
International Automotive Finance	(146)	(74)	(72)	(101)	140	(241)
Insurance	86	133	(47)	329	499	(170)
Global Automotive Services	309	(346)	655	1,980	433	1,547
Mortgage Operations	(4,011)	(790)	(3,221)	(7,301)	(4,008)	(3,293)
Corporate and Other[1]	(767)	8,751	(9,518)	(2,617)	6,951	(9,568)
Pre-tax (loss) income from continuing operations	(4,469)	7,615	(12,084)	(7,938)	3,376	(11,314)
Income tax (benefit) expense from continuing operations	(603)	(90)	(513)	78	(60)	138
Discontinued Operations[2]	(1,087)	(243)	(844)	(2,282)	(1,568)	(714)
Net Income (Loss)[3]	$(4,953)	$7,462	$(12,415)	$(10,298)	$1,868	$(12,166)

1. Corporate and Other includes Commercial Finance, equity investments, amortization of original issue discount from GMAC bond exchange and net impact from asset liability management activities.
2. During the fourth quarter of 2009, the following businesses were classified as discontinued operations: the U.K. consumer property and casualty insurance business; retail automotive finance operations in Ecuador and Poland; the full-service leasing businesses in Australia, Belgium, France, Mexico, the Netherlands, and Poland; mortgage operations in continental Europe; and the Commercial Services division in Corporate and Other.  In addition, certain businesses were previously classified as discontinued operations in the third quarter of 2009, including: U.S. consumer property and casualty insurance; retail automotive finance operations in Argentina; and the full-service leasing businesses in Italy and the U.K.
3. Net loss in the fourth quarter of 2009 negatively impacted by $1.0 billion of tax valuation allowance.

Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $14.8 billion as of Dec. 31, 2009, up from $14.2 billion at Sept. 30, 2009.  Included in the consolidated cash and cash equivalents balance are: $765 million at Residential Capital, LLC (ResCap); $4.9 billion at Ally Bank, which excludes certain intercompany deposits; and $121 million at the insurance businesses.  The increase in consolidated cash reflects continued growth in retail deposits.

On Dec. 30, 2009, GMAC announced a series of capital actions including: a $3.79 billion capital infusion from the U.S. Department of the Treasury; the conversion of $3.0 billion of existing convertible preferred stock held by the U.S. Treasury into GMAC common equity; and the exchange of all of the remaining preferred stock held by the U.S. Treasury for $10.13 billion of newly issued mandatorily convertible preferred securities (MCP).  With these actions, GMAC achieved the capital buffer required to meet the worse-than-expected economic scenario under the Federal Reserve's Supervisory Capital Assessment Program (SCAP).  The $3.79 billion cash infusion was less than the $5.6 billion originally anticipated by the Federal Reserve in May 2009 due in large part to lower-than-expected losses related to the General Motors bankruptcy filing.

GMAC’s total equity at Dec. 31, 2009 was $20.8 billion, down from $24.9 billion at Sept. 30, 2009.  The decrease in total equity was primarily due to the net loss in the fourth quarter of 2009, partially offset by the sale of $1.25 billion of MCP to the U.S. Treasury, which constituted a portion of the $3.79 billion capital infusion.  GMAC’s preliminary fourth quarter Tier 1 capital ratio was 14.1 percent, compared to 14.4 percent in the third quarter.  The Tier 1 capital ratio was lower on a sequential basis due to the net loss in the quarter, partially offset by the $3.79 billion capital infusion by the U.S. Treasury and lower total assets.

Ally Bank and ResMor Trust continue to enhance GMAC’s funding flexibility through growth in deposits.  Ally Bank and ResMor Trust deposits, excluding certain intercompany deposits, increased in the fourth quarter to $31.1 billion as of Dec. 31, 2009, from $28.8 billion at Sept. 30, 2009.  Retail deposits at Ally Bank were $16.9 billion at quarter-end, compared to $15.9 billion at the end of the third quarter of 2009.  Brokered deposits at Ally Bank increased to $10.1 billion at quarter-end, compared to $9.2 billion at the end of the third quarter of 2009.

Global Automotive Services
This quarter GMAC changed the presentation of its reporting to reflect Global Automotive Services, which consists of GMAC’s auto-centric businesses around the world, including: North American Automotive Finance, International Automotive Finance and Insurance.  GMAC had previously reported Global Automotive Finance and Insurance separately.  The inclusion of Insurance is consistent with GMAC’s strategic focus on dealer-related insurance offerings.

Global Automotive Services reported fourth quarter 2009 pre-tax income from continuing operations of $309 million, compared to a pre-tax loss from continuing operations of $346 million in the comparable prior year period.  Continuing operations in the segment were affected by improved net financing revenue driven by strong remarketing gains, offset by losses in international operations related to certain wind-down costs and a loss provision expense related to the Nuvell subprime legacy portfolio.  The size of the Nuvell portfolio was approximately $4 billion at year-end 2009 and is expected to run off to approximately $2 billion by year-end 2010.

Global automotive originations, delinquencies and credit losses
Total consumer financing originations, which includes the joint venture in China, during the fourth quarter of 2009 were $8.2 billion.  This included $6.8 billion of new originations, $1.0 billion of used originations and approximately $400 million of new leases.  Fourth quarter 2008 consumer financing originations totaled $3.3 billion, which included $2.3 billion of new originations, approximately $600 million of used originations and approximately $400 million of new leases.  Consumer financing originations totaled $25.7 billion for full-year 2009, compared to $46.8 billion for 2008.  Consumer origination levels have steadily trended upward on a quarterly basis since the fourth quarter of 2008 and have more than doubled since the first quarter of 2009.

Annualized credit losses from continuing operations increased in the fourth quarter of 2009 to 3.57 percent of average managed retail contract assets, versus 2.12 percent in the fourth quarter of 2008.  Credit losses in the quarter reflect weak economic conditions, slightly higher loss severity, and continued stress in the legacy subprime Nuvell portfolio.

Delinquencies, defined as the dollar amount of managed retail contracts more than 30-days past due as a percent of total outstanding managed retail contracts, from continuing operations were 3.48 percent in the fourth quarter of 2009, compared to 3.46 percent in the third quarter of 2009, and 3.31 percent in the fourth quarter of 2008.  While the Nuvell subprime portfolio continues to have a negative impact on delinquency levels, overall delinquency trends in the auto portfolio have stabilized throughout the year.

North American Automotive Finance
North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $369 million in the fourth quarter of 2009, compared to a pre-tax loss from continuing operations of $405 million in the comparable prior year period.  Results were driven by stronger net financing revenue due to improved remarketing gains, offset by loss provisions related to the Nuvell subprime legacy portfolio.

North American consumer financing originations in the fourth quarter of 2009 were $6.6 billion, which included $5.9 billion in the U.S.  Fourth quarter 2008 consumer financing originations in North America were $1.4 billion, which included approximately $800 million from the U.S.

GMAC remains focused on its core strength of providing automotive financing to GM and Chrysler dealers and customers.  At Dec. 31, 2009, GMAC’s U.S. wholesale penetration for General Motors dealer stock was 90.9 percent, compared to 85.2 percent at year-end 2008.  U.S. retail penetration for GM was 30.3 percent, up significantly from 4.7 percent in the fourth quarter of 2008, when the company had restricted its retail lending as a result of challenges in the credit and capital markets.

The company also continued to make significant progress in expanding its financing footprint to Chrysler dealers and customers.  At year end, GMAC had completed the formal underwriting process for 1,474 U.S. Chrysler dealers that applied for standard wholesale credit lines and approved 94 percent of those dealers.  GMAC’s U.S. wholesale penetration for Chrysler dealer stock increased to 77.3 percent at Dec. 31, 2009, up from 67.3 percent at Sept. 30, 2009.   During the fourth quarter of 2009, GMAC originated $894 million of new Chrysler retail loans, compared to $721 million in the prior quarter.  GMAC’s U.S. retail penetration for Chrysler during the fourth quarter improved to 25.5 percent, compared to 13.3 percent in the third quarter.

International Automotive Finance
International Automotive Finance reported a pre-tax loss from continuing operations of $146 million in the fourth quarter of 2009 versus a $74 million pre-tax loss from continuing operations in the same period last year.  Results were affected by losses related to certain wind-down costs, including: selected portfolio movement from held-for-investment (HFI) to held-for-sale (HFS), restructuring charges, and foreign exchange related to the repatriation of funds from Venezuela.

During the fourth quarter, eight additional international automotive operations were classified as discontinued operations in line with GMAC’s strategy to focus on its core international operations in Europe and Latin America, centered around Germany, U.K., Brazil, and Mexico, as well as China.  International consumer originations, which include the joint venture in China, were $1.56 billion during the fourth quarter of 2009, compared to $1.89 billion in the fourth quarter of 2008.  Approximately 85 percent of GMAC’s fourth quarter international consumer originations came from its five core markets.

Insurance
GMAC’s insurance business reported pre-tax income from continuing operations of $86 million in the fourth quarter of 2009, compared to $133 million in the prior year period.    These results reflect lower earned premiums on extended service contracts written in current and prior periods, and lower dealer inventory levels. GMAC continues to streamline its insurance segment to focus primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance.

The fair value of the insurance investment portfolio was $4.7 billion at Dec. 31, 2009, compared to $5.1 billion at Dec. 31, 2008, with the decrease being primarily attributable to the reclassification of the U.S. and U.K. consumer property and casualty insurance businesses to discontinued operations.

Mortgage Operations
Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, reported a pre-tax loss from continuing operations of $4.0 billion during the fourth quarter of 2009, versus a pre-tax loss from continuing operations of $790 million in the comparable prior year period.  Results from continuing operations in the fourth quarter of 2009 were driven by the recent strategic actions taken by GMAC to sell certain legacy mortgage assets resulting in the reclassification from HFI to HFS, which resulted in a $2.6 billion loss.  The segment also reported a mortgage repurchase reserve expense for the fourth quarter of $573 million.

These actions, inclusive of estimated operating losses for the period, required a total capital contribution to ResCap of approximately $2.8 billion in the form of mortgage loans acquired by GMAC from Ally Bank, GMAC debt forgiveness and cash. With the capital contribution, ResCap's net worth complies with the minimum level required to meet certain covenants.  As previously stated, these strategic actions are expected to minimize further effects from the legacy mortgage business and will better position GMAC to explore strategic alternatives with respect to its mortgage operations.

Global mortgage loan production in the fourth quarter of 2009 was $18.1 billion, compared to $15.9 billion in the third quarter of 2009, and $8.5 billion in the fourth quarter of 2008.  Production for the quarter was driven by prime conforming and government loans.

As part of its loss mitigation efforts, GMAC continues to participate in the Home Affordable Modification Program (HAMP), which was created by the U.S. government to assist struggling homeowners. As of Dec. 31, 2009, GMAC had executed more than 9,800 permanent loan modifications, more than any other servicer, and had started more than 32,000 trial modifications.

Corporate and Other
Corporate and Other reported a fourth quarter 2009 pre-tax loss from continuing operations of $767 million, compared to pre-tax income from continuing operations of $8.8 billion in the comparable prior year period.  The main drivers of the loss in the quarter were an original issue discount amortization expense related to the December 2008 bond exchange, losses related to the Commercial Finance business and the net impact of funds-transfer-pricing allocations.  Fourth quarter 2008 results were largely driven by a $10.7 billion pre-tax gain from the extinguishment of debt related to the December 2008 bond exchange.

Outlook
The progress made in 2009 and the capital and strategic actions taken by GMAC at the end of the year have strengthened its capital base and better-positioned the company for improved financial performance.  These actions are expected to improve GMAC’s access to the capital markets over time and minimize further effects from the legacy mortgage business.  Additionally, these actions position GMAC to explore strategic alternatives for ResCap and the mortgage business and are expected to accelerate the repayment of the U.S. government's investment.

Looking ahead, GMAC is focused on achieving the following key strategic objectives:

▪	Capitalize on opportunities in the auto finance business
▪	Demonstrate improved access to the capital markets
▪	Continue to build deposit base at Ally Bank
▪	Drive critical focus on profitability
▪	Explore strategic alternatives to maximize value of mortgage operations and further limit risk
▪	Transition fully to bank holding company model

About GMAC Financial Services
GMAC is a bank holding company with 15 million customers worldwide.  As a global financial services institution, GMAC’s business operations include automotive finance, mortgage operations, insurance and commercial finance.  The company also offers retail banking products through its online bank, Ally Bank.  As of Dec. 31, 2009, GMAC had approximately $172 billion in assets. Visit the GMAC media site at http://media.gmacfs.com for more information.

# # #

Forward-Looking Statements

In this earnings release and comments by GMAC Inc. (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: uncertainty of GMAC's ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations; our inability to repay our outstanding obligations to the U.S. Department of the Treasury, or to do so in a timely fashion and without disruption to our business; our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s and GM’s recent exits from bankruptcy; uncertainty related to the new financing arrangement between GMAC and Chrysler; securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM, and GMAC and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we are now subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC, Chrysler or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.

Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
646-781-2692
gina.proia@gmacfs.com

Jim Olecki
212-884-7955
james.olecki@gmacfs.com

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2009 Financial Highlights

($ in millions)

		4Q	4Q	FY	FY
Summary Statement of Income	Note	2009	2008	2009	2008
Revenue
Finance receivables and loans
Consumer		$1,076	$1,417	$4,774	$6,524
Commercial		440	490	1,715	2,287
Notes receivable from General Motors		79	102	298	394
Total finance receivables and loans		$1,595	$2,009	$6,787	$9,205
Loans held-for-sale		206	169	633	1,054
Trading securities		14	29	134	130
Interest and dividends on available-for-sale investment securities		73	34	233	385
Interest bearing cash		-	56	(7)	353
Other interest income		(4)	61	(76)	347
Operating leases		1,224	1,720	5,715	7,582
Total financing revenue and other interest income		3,108	4,078	13,419	19,056
Interest expense
Interest on deposits		168	179	703	711
Interest on short-term borrowings		103	259	477	1,698
Interest on long-term debt		1,636	1,970	6,555	8,381
Other interest expense		(143)	344	(76)	507
Total interest expense		1,764	2,752	7,659	11,297
Depreciation expense on operating lease assets		741	1,343	3,748	5,478
Impairment of investment in operating leases		-	409	-	1,218
Net financing revenue		603	(426)	2,012	1,063
Other revenue
Servicing fees		371	405	1,559	1,779
Servicing asset valuation and hedge activities, net		(417)	(241)	(1,104)	(263)
Total servicing income, net		(46)	164	455	1,516
Insurance premiums and service revenue earned		477	579	1,977	2,710
Gain (loss) on mortgage and automotive loans, net		146	139	596	(605)
(Loss) gain on extinguishment of debt		(3)	11,464	665	12,628
Other gain (loss) on investments, net		35	(263)	331	(1,095)
Other income, net of losses		293	(800)	225	(782)
Total other revenue		902	11,283	4,249	14,372
Total net revenue		1,505	10,857	6,261	15,435
Provision for loan losses		3,432	1,251	6,043	3,410
Noninterest expense
Compensation and benefits expense		419	365	1,608	1,979
Insurance losses and loss adjustment expenses		242	266	1,042	1,402
Other operating expenses		1,881	1,360	5,506	5,252
Impairment of goodwill		-	-	-	16
Total noninterest expense		2,542	1,991	8,156	8,649
(Loss) income from continuing operations before income tax (benefit) expense		(4,469)	7,615	(7,938)	3,376
Income tax (benefit) expense from continuing operations		(603)	(90)	78	(60)
Net (loss) income from continuing operations		(3,866)	7,705	(8,016)	3,436
Loss from discontinued operations, net of tax		(1,087)	(243)	(2,282)	(1,568)
Net (loss) income		$(4,953)	$7,462	$(10,298)	$1,868

				Dec 31,	Dec 31,
Select Balance Sheet Data				2009	2008
Cash and cash equivalents				$14,788	$15,151
Loans held-for-sale				20,625	7,919
Finance receivables and loans, net	1
Consumer				42,849	63,963
Commercial				33,941	36,110
Notes receivable from General Motors				911	1,655
Investments in operating leases, net	2			15,995	26,390
Total assets				172,306	189,476
Total debt	3			98,313	126,321

		Fourth Quarter		Twelve Months
Operating Statistics		2009	2008	2009	2008
GMAC's Worldwide Cost of Borrowing	4	6.35%	6.14%	6.29%	6.13%

Tier 1 Capital	5	$22,398	N/A
Tier 1 Common Capital	5	7,678	N/A
Total Risk-Based Capital	5	24,624	N/A
Tangible Common Equity	5	8,125	N/A

Tangible Assets	5	171,772	N/A
Risk-Weighted Assets	5,6	158,358	N/A

Tier 1 Capital Ratio	5	14.1%	N/A
Tier 1 Common Capital Ratio	5	4.8%	N/A
Total Risk-Based Capital Ratio	5	15.5%	N/A

Tangible Common Equity / Tangible Assets	5	4.7%	N/A
Tangible Common Equity / Risk-Weighted Assets	5	5.1%	N/A

(1)	Finance receivables and loans are net of unearned income

(2)	Net of accumulated depreciation

(3)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4)	Improvements in the calculation have been made to more accurately reflect the cost of borrowings ... Calculated by dividing average interest expense by total average interest bearing liabilities

(5)	GMAC was not a bank holding company in the fourth quarter of 2008 and therefore was not subject to the related capital requirements

(6)
The risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments in several broad risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  The company’s December 2009 preliminary risk-weighted assets reflect estimated on-balance sheet risk weighted assets of $140 billion and derivative and off-balance sheet risk-weighted assets of $18 billion

Numbers may not foot due to rounding

GMAC Confidential

GMAC Financial Services Preliminary Unaudited Fourth Quarter 2009 Financial Highlights

($ in millions)

		Note	Fourth Quarter		Twelve Months
GMAC Automotive Finance Operations			2009	2008	2009	2008

NAO	Income (loss) from continuing operations before income tax expense		$369	$(405)	$1,752	$(207)
	Income tax expense (benefit) from continuing operations		216	(36)	1,206	88
	Net income (loss) from continuing operations		$153	$(369)	$546	$(295)

IO	Income (loss) from continuing operations before income tax expense		$(146)	$(74)	$(101)	$140
	Income tax expense (benefit) from continuing operations		(53)	(2)	115	22
	Net income (loss) from continuing operations		$(93)	$(72)	$(216)	$118

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		224	58	705	1,328
	Dollar amount of contracts originated		$6,600	$1,364	$19,791	$35,392
	Dollar amount of contracts outstanding at end of period	7	$43,139	$50,232
	Share of new GM retail sales		31%	8%	27%	38%
	Share of new Chrysler retail sales		22%	N/A	8%	N/A

	Dollar amount of new GM wholesale outstanding at end of period		$11,928	$23,461
	GM wholesale penetration at end of period		86%	83%
	Dollar amount of new Chrysler wholesale outstanding at end of period		$4,808	$526
	Chrysler wholesale penetration at end of period		76%	N/A

	Mix of retail & lease contract originations (% based on # of units):
	New		77%	63%	80%	74%
	Used		23%	37%	20%	26%

	GM subvented (% based on # of new units)		60%	74%	69%	79%
	Chrysler subvented (% based on # of new units)		44%	N/A	39%	N/A

	Average original term in months (U.S. retail only)		67	58	65	61

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	8,9	$19,228	$12,122	$16,281	$13,454
	Off-lease vehicles terminated - Serviced (# units)	9	84,845	97,129	369,981	425,567
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet	8	$19,280	$12,369	$17,286	$13,435
	Off-lease vehicles terminated - On-balance sheet (# units)	10	70,106	61,926	256,476	223,922

IO	Number of contracts originated (# thousands)		110	137	414	678
	Dollar amount of contracts originated		$1,557	$1,893	$5,880	$11,395
	Dollar amount of contracts outstanding at end of period	11	$11,641	$15,381

	Mix of retail & lease contract originations (% based on # of units):
	New		95%	87%	94%	85%
	Used		5%	13%	6%	15%

	GM subvented (% based on # of units)		40%	37%	52%	40%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of managed assets	12	4.01%	2.51%	3.20%	1.90%
	Managed retail contracts over 30 days delinquent	12,13	3.92%	3.77%

IO	Annualized net charge-offs as a % of managed assets	12	2.35%	1.06%	2.05%	0.82%
	Managed retail contracts over 30 days delinquent	12,13	2.26%	2.15%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		4.42%	5.00%
	Repossessions as a % of average number of managed retail contracts outstanding	12	3.69%	3.15%	3.54%	2.71%
	Severity of loss per unit serviced - Retail	14
	New		$9,635	$12,747	$10,214	$11,404
	Used		$8,203	$10,180	$8,593	$9,113

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.74%	1.71%
	Repossessions as a % of average number of contracts outstanding		0.74%	0.75%	0.83%	0.70%

(7)	Represents on-balance sheet assets, which includes $17.2 billion of lease assets and $8.5 billion of retail loans held for sale in 2009

(8)	Prior period amounts based on current vehicle mix, in order to be comparable

(9)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(10)	GMAC-owned portfolio reflects lease assets on GMAC's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(11)	Represents on-balance sheet assets including retail leases

(12)	Managed assets represent on- and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(13)	Represents percentage of managed retail amount outstanding inclusive of bankruptcies and still accruing

(14)	Serviced assets represent on- and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

Numbers may not foot due to rounding

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GMAC Financial Services Preliminary Unaudited Fourth Quarter 2009 Financial Highlights	(Continued)

($ in millions)

	Note	Fourth Quarter		Twelve Months
GMAC Insurance Operations		2009	2008	2009	2008

Income from continuing operations before income tax expense		$86	$133	$329	$499
Income tax expense from continuing operations		(36)	37	57	112
Net income from continuing operations		$122	$96	$272	$387

Premiums and service revenue written		$343	$187	$1,436	$2,158
Premiums and service revenue earned		$465	$568	$1,933	$2,666
Combined ratio	15	100.2%	79.3%	97.0%	89.1%

Investment portfolio fair value at end of period		$4,654	$5,131
Memo: After-tax at end of period
Unrealized gains		$119	$124
Unrealized losses		(18)	(189)
Net unrealized gains (losses)		$101	$(65)

		Fourth Quarter		Twelve Months
GMAC Mortgage Operations		2009	2008	2009	2008

Loss from continuing operations before income tax expense		$(4,011)	$(790)	$(7,301)	$(4,008)
Income tax (benefit) expense from continuing operations		197	(63)	(228)	(7)
Net loss from continuing operations		$(4,208)	$(727)	$(7,073)	$(4,001)

Gain (loss) on mortgage loans, net
Domestic		$106	$14	$668	$(199)
International		5	(44)	(215)	(849)
Total gain (loss) on mortgage loans, net		$111	$(30)	$453	$(1,048)

Portfolio Statistics
Mortgage loan production
Prime conforming		$10,676	$5,169	$37,651	$39,560
Prime non-conforming		286	45	992	1,884
Government		6,668	2,950	26,087	12,822
Nonprime		-	-	-	3
Prime second-lien		-	1	-	873
Total Domestic		17,630	8,165	64,731	55,141

International		453	371	1,405	4,238
Total Mortgage production		$18,083	$8,536	$66,136	$59,379

Mortgage loan servicing rights at end of period		$3,554	$2,848

Loan servicing at end of period
Domestic		$349,813	$365,033
International		25,941	28,754
Total Loan servicing		$375,754	$393,787

Asset Quality Statistics - Mortgage Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$2,870	$427	$4,381	$1,427
Lending receivables		3	301	321	557
Total Provision for credit losses		$2,873	$728	$4,702	$1,984

Allowance by product at end of period
Mortgage loans held for investment		$640	$1,142
Lending receivables		137	599
Total Allowance by product		$777	$1,741

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	16	5.75%	4.99%
Lending receivables		7.00%	15.87%
Total Allowance as a % of related receivables	16	5.93%	6.53%

Nonaccrual loans at end of period	16	$699	$4,043
Nonaccrual loans as a % of related receivables at end of period	16	5.34%	15.15%

(15)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

(16)	Gross carry value before allowance, excludes SFAS 159 & SFAS 140 assets

Numbers may not foot due to rounding

GMAC Confidential